UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2024

AVALO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-37590	45-0705648
(Commission File Number)	(IRS Employer Identification No.)
540 Gaither Road, Suite 400, Rockville, Maryland 20850
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	AVTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2024, Avalo Therapeutics, Inc. (the “Company”) announced the appointment of Paul Varki as Chief Legal Officer of the Company.

Mr. Varki, 52 years old, brings over 20 years of experience providing counsel in the pharmaceutical industry. He most recently served as General Counsel, Vice President, Head of Legal U.S., at Idorsia Pharmaceuticals US Inc., a biopharmaceutical company specializing the development of small molecules, from July 2020 to June 2024. Prior to that, from November 2018 to July 2020, he served as Vice President, Legal, at Amarin Corporation plc, a pharmaceutical cardiovascular care company. He led the legal and compliance functions as Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at both Braeburn Pharmaceuticals, (September 2017 to November 2018) and as Egalet Pharmaceuticals (November 2015 to August 2017). From January 2004 to November 2015, he held various legal roles of increasing responsibility at GlaxoSmithKline, including Counsel – US Pharmaceuticals, Senior Counsel – Global Vaccines and Biologics, and Assistant General Counsel – Global Research and Development. Mr. Varki also practiced FDA regulatory law at Reed Smith LLP and has served as Regulatory Counsel at the Center for Drug Evaluation and Research at the FDA. Mr. Varki has a J.D. from Temple University School of Law, a Master of Public Health from George Washington University, and a Bachelor of Arts from the College of William and Mary.

In connection with Mr. Varki’s appointment as Chief Legal Officer, the Company and Mr. Varki entered into an employment agreement dated May 6, 2024, and as amended May 10, 2024 (as amended, the “Varki Employment Agreement”). The Varki Employment Agreement was amended on May 10, 2024 to change Mr. Varki’s start date to June 24, 2024. Pursuant to the Varki Employment Agreement, the Company has agreed to provide Mr. Varki with (i) a base salary of $465,000, (ii) a discretionary annual bonus with a target amount of up to 40% of his base salary, which may be paid in cash or, if mutually agreed by the Company and Mr. Varki, immediately vested equity, and (iii) a sign-on cash award of $50,000 (subject to repayment for 12 months under certain conditions). As an inducement to entering into the Varki Employment Agreement, Mr. Varki will also be granted a stock option to purchase 150,000 shares of the Company’s common stock, vesting over four years, with the first 25% vesting on the first anniversary of the grant and the remainder vesting monthly installments over the following three years, subject to Mr. Varki’s continued employment with the Company on each applicable vesting date.

In the event Mr. Varki’s employment is terminated by the Company without Cause or by Mr. Varki for Good Reason (as each term is defined in the Varki Employment Agreement), Mr. Varki will be entitled to: (i) his accrued salary and benefits through the date of termination, (ii) if not yet paid, his earned but unpaid bonus for the prior year, based on the achievement of Company goals as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), (iii) nine months of his then-current monthly base salary (extended to 12 months if Mr. Varki’s termination occurs within six months following a Change in Control, as defined in the Varki Employment Agreement), (iv) his prorated bonus for the fiscal year in which such termination occurs, based on the achievement of Company goals as determined by the Compensation Committee (increased to 100% of his bonus if Mr. Varki’s termination occurs withing six months following a Change in Control), (v) full vesting of his outstanding options and six months in which to exercise the options, and (vi) up to 12 months of COBRA premium payments. All of Mr. Varki’s severance benefits are subject to his execution of a release of claims and his continued compliance with certain restrictive covenants, including perpetual confidentiality and non-disparagement covenants, invention assignment provisions, and 12-month post-employment non-competition and non-solicitation covenants.

Mr. Varki does not have any familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Varki had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K and there is no arrangement or understanding between Mr. Varki and any other person pursuant to which he was selected to serve as Chief Legal Officer.

The foregoing summaries of the material terms of the Varki Employment Agreement and the amendment are qualified in their entirety by reference to the complete text of each agreement, copies of which are filed as Exhibit 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 8.01    Other Events.

On June 24, 2024, the Company issued a press release announcing the appointment of Mr. Varki as Chief Legal Officer of the Company. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

10.1	Employment Agreement, dated May 6, 2024, by and between Avalo Therapeutics, Inc. and Paul Varki.

10.2	Amendment to Employment Agreement, Dated May 10, 2024, by and between Avalo Therapeutics, Inc. and Paul Varki.

99.1	Press Release dated June 24, 2024.

104	The cover pages of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALO THERAPEUTICS, INC.

Date: June 24, 2024	By:	/s/ Christopher Sullivan
Christopher Sullivan
Chief Financial Officer

3